Exhibit 99.1

Orexigen® Therapeutics Reports First Quarter Ended March 31, 2011 Financial Results

San Diego, CA, May 9, 2011 – Orexigen® Therapeutics, Inc. (Nasdaq: OREX), a biopharmaceutical company focused on the treatment of obesity, today announced financial results for the first quarter of 2011. For the three months ended March 31, 2011, Orexigen reported a net loss of $11.6 million, or $0.24 per share, as compared to a net loss of $14.1 million, or $0.30 per share, for the first quarter of 2010. As of March 31, 2011, Orexigen had $39.6 million in cash and cash equivalents and an additional $36.9 million in marketable securities, for a total of approximately $76.6 million.

“Over the last several months, together with our partner, Takeda, and our external advisors, we have been preparing for a meeting with FDA to discuss a viable path forward for Contrave®,” said Michael Narachi, president and CEO of Orexigen. “We have submitted to the Agency a specific, innovative, and robust proposal to assess cardiovascular risk and have confirmed a meeting with the Agency later this quarter to discuss our proposal.”

Total operating expenses for the first quarter of 2011 were $13.3 million compared to $14.0 million for the first quarter of 2010. This decrease in operating expenses primarily reflects a decrease in research and development expenses of $1.4 million principally related to the reduction in costs incurred in connection with the preparation for our NDA filing for Contrave in the first quarter of 2011 as compared to same period in 2010. This overall decrease was partially offset by an increase in general and administrative expenses principally related to one-time corporate realignment costs.

Conference Call Today at 8:00 a.m. Eastern Time (5:00 a.m. Pacific Time)

The Orexigen management team will host a teleconference and webcast to discuss the first quarter 2011 financial results and recent business highlights. The live call may be accessed by phone by calling (866) 783-2141 (domestic) or (857) 350-1600 (international), participant code 34039246. The webcast can be accessed live on the investor relations section of the Orexigen web site at http://www.orexigen.com, and will be archived for 14 days following the call.

About Orexigen Therapeutics

Orexigen Therapeutics, Inc. is a biopharmaceutical company focused on the treatment of obesity. The Company’s lead product, Contrave®, has completed Phase 3 clinical trials and has received a Complete Response Letter from the FDA for its New Drug Application. The Company is in the process of determining the next steps for Contrave. The Company’s second product, Empatic™, has completed Phase 2 clinical development. Each product candidate is designed to act on a specific group of neurons in the central nervous system with the goal of achieving appetite suppression and sustained weight loss, through combination therapeutic approaches. Further information about the Company can be found at www.orexigen.com.

Forward-Looking Statements

Orexigen cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward-looking statements include statements regarding a viable path forward for Contrave, the potential for, and timing of, approval for Contrave, the proposal submitted to the FDA to assess cardiovascular risk, and the timing of a meeting with the FDA. The inclusion of forward-looking statements should not be regarded as a representation by Orexigen that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risk and uncertainties inherent in the Orexigen business, including, without limitation: Orexigen’s ability to agree with the FDA on the design and feasibility of a cardiovascular outcomes trial, Orexigen’s ability to conduct such a cardiovascular outcomes trial, Orexigen’s ability to demonstrate that the risk of major adverse cardiovascular events in overweight and obese subjects treated with Contrave does not adversely affect the product candidate’s benefit-risk profile; the potential for early termination of the collaboration agreement between Orexigen and Takeda; the costs and time required to complete additional clinical, non-clinical or other requirements prior to any resubmission of an NDA; the therapeutic and commercial value of Contrave; Orexigen’s ability to attract and retain key personnel; Orexigen’s ability to maintain sufficient capital; and other risks described in the Company’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Orexigen undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in Orexigen’s Quarterly Report on Form 10-Q, which we intend to file with the Securities Exchange Commission this week and will be available from the SEC’s website (www.sec.gov) and on our website (www.orexigen.com) under the heading “Investor Relations.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Orexigen	Media
Jay Hagan	Carolyn Wang
SVP Corporate Development	WCG
(858) 875-8600	(415) 225-5050

Orexigen Therapeutics, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Revenues:
Collaborative agreement	$857	$—
License revenue	971	22

Total revenues	1,828	22
Operating expenses:
Research and development	6,567	7,981
General and administrative	6,759	6,021

Total operating expenses	13,326	14,002

Loss from operations	(11,498)	(13,980)
Other income (expense):
Interest income	15	46
Interest expense	(120)	(145)

Total other income (expense)	(105)	(99)

Net loss	$(11,603)	$(14,079)

Net loss per share - basic and diluted	$(0.24)	$(0.30)

Shares used in computing net loss per share - basic and diluted	47,867	47,216

Orexigen Therapeutics, Inc.

Balance Sheets

(In thousands, except share and par value amounts)

	March 31, 2011	December 31, 2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$39,634	$24,926
Investment securities, available-for-sale	36,946	67,440
Prepaid expenses and other current assets	1,056	2,502

Total current assets	77,636	94,868
Property and equipment, net	774	894
Restricted cash	881	881
Other assets	107	203

Total assets	$79,398	$96,846

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$5,047	$10,355
Deferred revenue, current portion	3,429	3,517
Long-term debt, current portion	1,067	2,416

Total current liabilities	9,543	16,288
Deferred revenue, less current portion	44,571	46,311
Other long-term liabilities	428	459
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value, 10,000,000 shares authorized at March 31, 2011 and December 31, 2010; no shares issued and outstanding at March 31, 2011 and December 31, 2010	—	—
Common stock, $.001 par value, 100,000,000 shares authorized at March 31, 2011 and December 31, 2010; 48,078,553 and 47,767,313 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	48	48
Additional paid-in capital	355,056	352,401
Accumulated other comprehensive income (loss)	7	(9)
Accumulated deficit	(330,255)	(318,652)

Total stockholders’ equity	24,856	33,788

Total liabilities and stockholders’ equity	$79,398	$96,846